EXHIBIT 99.1
                                                                    ------------



                                  PRESS RELEASE

      ACTRADE FINANCIAL TECHNOLOGIES LTD. ANNOUNCES ADDITIONAL DEVELOPMENTS


         New York, NY -January 15, 2003 - Actrade Financial Technologies Ltd. ("Actrade" or the "Company") announced today that, effective January 14, 2003, it had terminated the employment of Alexander C. Stonkus, formerly the Company's President and Chief Executive Officer.

         On October 23, 2002, the Company issued a press release which included an announcement that Mr. Stonkus had taken a paid leave of absence from his positions as President and Chief Executive Officer of Actrade. Richard McCormick has been serving as Chief Executive Officer since that date and will continue to serve as Actrade's Chief Executive Officer.


                                      * * *

         Certain information contained in this press release constitutes forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties due to Actrade's pending litigation and ongoing internal evaluation and regulatory and law enforcement investigations, each as described in the December 12 Release. Other factors that may cause events to differ materially from those indicated by such forward-looking statements include, but are not limited to: uncertainties regarding the possibility of restatements of documents previously filed by Actrade with the United States Securities and Exchange Commission (the "SEC"), including restatements of Actrade's financial statements; uncertainties regarding Actrade's ability to collect under the defaulted trade acceptance drafts ("TADs") and bills of exchange described in the December 12 Release; uncertainties regarding Actrade's ability to collect under the surety bonds issued in respect of the defaulted TADS described the December 12 Release; additional facts found by the Company in connection with the issues that are the subject of the Audit Committee Evaluation (as described in the December 12 Release); uncertainties regarding the Company's Chapter 11 bankruptcy process; uncertainties regarding the Company's ability to obtain continued financing for its operations; and those factors discussed in Actrade's Form 10-Q for the quarter ending March 31, 2002, which is on file with the SEC. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.